UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 27, 2006
CAPITALSOURCE INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-31753	35-2206895
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation or
organization)
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code (301) 841-2700
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
      On February 27, 2006, CSE Mortgage LLC (“CSE Mortgage”), a wholly owned subsidiary of CapitalSource Inc., closed on the acquisition of adjustable rate residential prime mortgage loans with an aggregate principal balance of approximately $1.5 billion from Citigroup Global Markets Realty Corp., an affiliate of Citigroup Global Markets Inc. (the “Citigroup Loans”). The Citigroup Loans were financed with the proceeds received from an on balance sheet securitization whereby approximately $1.5 billion of asset backed notes secured by the Citigroup Loans (the “Citigroup Notes”) were issued by Citigroup Mortgage Loan Trust 2006-ARI (“Citi Trust 2006”). Approximately four percent of the Citigroup Notes, representing the most junior tranches, were retained by CSE Mortgage. The Citigroup Notes represent financial obligations of Citi Trust 2006.
      On February 28, 2006, CSE Mortgage, closed on the acquisition of adjustable rate residential prime mortgage loans with an aggregate principal balance of approximately $940 million from EMC Mortgage Corporation , an affiliate of Bear, Stearns & Co. Inc. (the “Bear Loans”). The Bear Loans were financed with the proceeds received from an on balance sheet securitization whereby approximately $940 million of asset backed notes secured by the Bear Loans (the “Bear Notes”) were issued by Bear Stearns ARM Trust 2006-1 (“Bear Trust 2006”). Approximately four percent of the Bear Notes, representing the most junior tranches, were retained by CSE Mortgage. The Bear Notes represent financial obligations of Bear Trust 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 3, 2006	/s/ Steven A. Museles

Steven A. Museles
Senior Vice President, Chief
Legal Officer and Secretary